CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form 20-F for Play LA Inc. our report dated March 15, 2006, on our audit of the balance sheet of Play LA Inc. (a development stage company) as of December 31, 2005, and the related statements of operations, stockholders' deficit, and cash flows for the period from September 27, 2005 (inception) through December 31, 2005.

Our report, dated March 15, 2006, contains an explanatory paragraph that states that Play LA Inc. has not generated revenue or positive cash flows from operations and has an accumulated deficit at December 31, 2005.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Statement by Experts."

/s/ PETERSON SULLIVAN PLLC

November 7, 2006

Seattle, Washington

Exhibit 15-1 - Consent of auditor.doc